Exhibit 5.1

[Letterhead of Richards, Layton & Finger, P.A.]

March 7, 2008

Centerline Holding Company
625 Madison Avenue, 5th Floor
 New York, New York 10022

Re:           Centerline Holding Company

Ladies and Gentlemen:

We have acted as special Delaware counsel for Centerline Holding Company (f/k/a CharterMac), a Delaware statutory trust (the "Company"), in connection with the matters set forth herein.  At your request this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of copies of the following:

(a)  The Certificate of Trust of the Company, dated as of August 12, 1996, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on August 12, 1996, as amended by the Certificate of Amendment thereto, dated as of April 30, 1997, as filed in the office of the Secretary of State on April 30, 1997, as further amended by the Certificate of Amendment thereto, dated March 13, 2001, as filed in the office of the Secretary of State on March 30, 2001;

(b)  The Restated Certificate of Trust of the Company, dated as of February 26, 2002, as filed in the office of the Secretary of State on February 26, 2002, as amended by the Certificate of Amendment thereto, dated as of November 17, 2003, as filed in the office of the Secretary of State on November 17, 2003, as further amended by the Certificate of Amendment thereto, dated as of March 28, 2007, as filed in the office of the Secretary of State on March 28, 2007 (as so amended, the "Trust Certificate");

Centerline Holding Company
March 7, 2008

(c)  The Trust Agreement of the Company, dated as of August 12, 1996 (the "Original Centerline Trust Agreement"), between Related Capital Company ("RCC Partnership"), as depositor, and the trustee of the Company named therein;

(d)  Amendment No. 1 to the Original Centerline Trust Agreement, dated as of April 30, 1997, between RCC Partnership, as depositor, and the trustee of the Company named therein;

(e)  The Amended and Restated Trust Agreement of the Company, dated September 30, 1997, among the trustees of the Company named therein and the holders, from time to time, of undivided beneficial interests in the assets of the Company, and acknowledged and consented to by RCC Partnership, as amended by Amendment No. 1 thereto, dated as of May 8, 2000, including the Certificate of Designation attached thereto as Appendix A, as further amended by Amendment No. 2 thereto, dated as of December 11, 2000, including the Amended and Restated Certificate of Designation attached thereto as Appendix A, as further amended by Amendment No. 3 thereto, dated as of June 13, 2002, including the Certificate of Designation attached thereto as Appendix B, and as further amended by the Amendment No. 4 thereto, dated as of November 17, 2003;

(f)  The Second Amended and Restated Trust Agreement of the Company, dated as of November 17, 2003, among the trustees of  the Company named therein (the "Trustees") and the holders, from time to time, of undivided beneficial interests in the assets of the Company, as amended by Amendment No. 1 thereto, dated as of September 20, 2005, as further amended by Amendment No. 2 thereto, dated as of November 30, 2005, as further amended by Amendment No. 3 thereto, dated as of June 13, 2006, as further amended by Amendment No. 4 thereto, dated as of April 2, 2007, as further amended by Amendment No. 1 to the Certificate of Designation of the Special Preferred Voting Shares, effective as of May 4, 2007, as further amended by the Certificate of Designation (the "Certificate of Designation") of the 11.0% Cumulative Convertible Preferred Shares, Series A-1 attached as an appendix thereto (as so amended, the "Trust Agreement");

(g)  The Bylaws of the Company;

(h)  The Amended and Restated Bylaws of the Company, as amended by Amendment No. 1 thereto and Amendment No. 2 thereto;

(i)  The Second Amended and Restated Bylaws of the Company;

(j)  The Third Amended and Restated Bylaws of the Company;

(k)  The Fourth Amended and Restated Bylaws of the Company, as amended by Amendment No. 1 thereto;

(l)  The Fifth Amended and Restated Bylaws of the Company, as amended by

Centerline Holding Company
March 7, 2008

Amendment No. 1 thereto (as so amended, the "Bylaws");

(m)  A Certificate of an Officer of the Company, dated as of March 7, 2008, attaching the Resolutions of the Board of Trustees of the Company adopted December 13, 2007, the Resolutions of the Board of Trustees of the Company adopted January 17, 2008, and the Resolutions of the Rights Offering Committee of the Board of Trustees of the Company adopted January 25, 2008 (collectively, the "Resolutions");

(n)  The Prospectus Supplement, to be filed by the Company with the Securities and Exchange Commission on March 7, 2008 (the "Prospectus Supplement"), relating to the Rights Offering (the "Rights Offering") for 11,216,628 11.0% Cumulative Convertible Preferred Shares, Series A-1 (the "Preferred Shares") of the Company;

(o)  The Current Report on Form 8-K, to be filed by the Company with the Securities and Exchange Commission on or about March 7, 2008 (the "8-K Report"), relating to the Rights Offering; and

(p)  A Certificate of Good Standing for the Company, dated March 6, 2008, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (p) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (p) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.  We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed that (i) all signatures on documents examined by us are genuine, and (ii) all documents submitted to us as copies conform with the originals of those documents.

For purposes of this opinion, we have assumed (i) that the Trust Agreement and the Bylaws constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Company, and that the Trust Agreement, the Bylaws and the Trust Certificate are in full force and effect and have not been amended, (ii) that the Resolutions are the only resolutions of the Board of Trustees of the Company or any committee thereof relating to the subject matter thereof and that the Resolutions are in full force and effect, (iii) that there are no proceedings, pending or

Centerline Holding Company
March 7, 2008

contemplated, for the dissolution, termination, liquidation, merger, conversion or consolidation of the Company, (iv) except to the extent provided in paragraph 1 below, that each party to the documents examined by us has been duly created, organized or formed, as the case may be, and validly exists in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iv) that each natural person who is a signatory to the documents examined by us has the requisite legal capacity, (v) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents, (vii) that each Person to whom Preferred Shares are to be issued by the Trust (the "Preferred Share Holders") has received an appropriate certificate representing such Preferred Shares evidencing ownership by such Person of such Preferred Shares and has paid for the Preferred Shares acquired by it, in accordance with the Trust Agreement, (vii) that the Preferred Shares are issued and sold to the Preferred Share Holders in accordance with the Trust Agreement and the Bylaws, (ix) that the number of Common Shares (the "Conversion Shares") of the Company to be issued upon the conversion of the Preferred Shares does not exceed the authorized number of Common Shares which are not issued, held in treasury, subscribed for, reserved or otherwise committed for issuance, (x) that any amendment or restatement of any document reviewed by us has been accomplished in accordance with, and was permitted by, the relevant provisions of said document prior to its amendment or restatement from time to time, and (xi) that, prior to the conversion of the Preferred Shares to the Conversion Shares, the issuance of the Conversion Shares will be duly authorized in accordance with the Trust Agreement, the Bylaws and the rules and regulations of the NYSE, including by any requisite vote of the Shareholders of the Company.  We have not participated in the preparation of any disclosure or offering material relating to the Company, including the Prospectus Supplement, and assume no responsibility for the contents of any such material.

This opinion is limited to the laws of the State of Delaware (excluding the securities and blue sky laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.  In rendering the opinions set forth herein, we express no opinion concerning the creation, attachment, perfection or priority of any security interest, lien, charge or other encumbrance.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.  The Company is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801, et seq.) (the "Act").

Centerline Holding Company
March 7, 2008

2.  The Preferred Shares to be issued to the Preferred Share Holders have been duly authorized and will be validly issued and, subject to paragraph 4 below, fully paid non-assessable beneficial interests in the Company.

3.  The Conversion Shares, when and to the extent issued upon conversion of the Preferred Shares, will be validly issued, fully paid and, subject to paragraph 4 below, non-assessable beneficial interests in the Company.

4.  Under the Act, the holders of the Preferred Shares and the Conversion Shares shall be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware (8 Del. C. § 101, et seq.) (the "GCL").  Under the GCL, a stockholder of a Delaware corporation shall not be obligated personally for any of the debts of such Delaware corporation solely by reason of being a stockholder thereof, except that the stockholder may be liable by reason of its own conduct or acts.  A holder of Preferred Shares or Conversion Shares is liable for its obligations arising under the Trust Agreement and the Bylaws, and for its own tortious or wrongful conduct.

The opinions expressed above are subject to the effect of principles of equity (regardless of whether considered and applied in a proceeding in equity or at law) and applicable law relating to fiduciary duties.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the 8-K Report.  In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus Supplement.  In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.  Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person or entity for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.

BJK/MMA